Exhibit (a)(7)

ING Variable Funds

Certificate of Amendment of Declaration of Trust

Effective: May 1, 2009

The undersigned, being a majority of the Trustees of ING Variable Funds, a Massachusetts business trust (the “Trust”), acting pursuant to Article XI, Section 11.3, of the Trust’s Amended and Restated Declaration of Trust, dated May 1, 2002, as amended (the “Declaration of Trust”), hereby amend the Declaration of Trust to re-designate the existing series of the Trust as follows:

The “ING VP Growth and Income Portfolio” is re-designated the “ING Growth and Income Portfolio.”

Except as otherwise provided in this Instrument, the foregoing shall be effective upon filing of this Instrument with the Secretary of the Commonwealth of Massachusetts.

/s/ Albert E. DePrince, Jr.
Albert E. DePrince, Jr., Trustee

/s/ Russell Jones	/s/ Corine T. Norgaard
Russell Jones, Trustee	Corine T. Norgaard, Trustee

/s/ Sidney Koch	/s/ Jospeh E. Obermyer
Sidney Koch, Trustee	Joseph E. Obermeyer, Trustee

/s/ Shaun P. Mathews
Shaun P. Mathews, Trustee